                                                                   EXHIBIT 10.24

VIRATA



1 May, 1999



Mr. C W A Cotton
25 Wordsworth Grove
Cambridge
CB3 9HH


Dear Charles

I am delighted to confirm the following changes to your terms and conditions of employment.

1.  Salary increase to (Pounds)155,875pa with effect from 1 May, 1999.
2. A bonus plan for FY2000 of $120,000 against objectives to be agreed with myself.

All other terms and conditions remain unchanged, namely:

1.  Title of Chief Executive Officer.
2. Commencement date 16 September, 1997. During your term of employment with Virata, you will devote you full time, skill and attention to your duties and responsibilities, and shall perform them faithfully in order to further the business goals of Virata and its affiliated entities.
3. Salary review annually in August with any related salary adjustments effective 1 August.
4. In the event that the Company is acquired by or merges with another company, we will use our reasonable efforts to cause you to be offered a position of equal status and conditions by Virata, its parent company or the new merged company.
5.  Annual holiday entitlement of 25 days.
6. Other than for termination for cause, your notice period from the Company will be 18 months from the termination date. You will be required to give the Company 6 months notice of your intention to leave. As a specific change to the normal terms of the Company's Share Option Scheme, your share options will continue to vest throughout the notice period.
7. Your normal place of work will be the Company's offices at Mount Pleasant House, Cambridge. However, you are expected to visit the Company's offices in Santa Clara and Raleigh on a regular basis and travel as required to fulfil your duties.
8.  Benefits remain in line with the Company's standard package.

Yours sincerely

/s/ H. Hauser

Hermann Hauser
Chairman

     HHIPO

                               17 September 1997


Mr. C W A Cotton
25 Wordsworth Grave
Newnham
Cambridge
CB3 9HH

Dear Charles

     As a result of our recent discussions and as confirmed by the Board at the September 1997 Board Meeting. I am delighted to offer you the position of Chief Executive Officer of ATM Ltd. and President of ATM Inc.

     This is an important stage in the development of the Company. The Board wishes to continue to explore the opportunities for strategic relationships with companies in the broadband communications or semiconductor fields. You will be responsible for directing this activity reporting to myself You will also pursue options for the Company which will provide funding for the period through to an IPO.

     The terms and conditions of this offer are as follows:

     1.  Commencement date 18 September 1997.

     2.  Salary of (Pounds)135,00pa payable monthly.

     3. Salary review annually in August with any related salary adjustments effective 1 August.

     4. Additional share options of 500,000 at 15p - a summary of your share options is shown in an Attachment to this letter.

     5. A bonus of (Pounds)40,OOO on successful achievement of one or other of the objectives set out above.

     6. l~ the event of a successful sale of the Company during your employment with the Company, you will be paid an additional cash bonus as follows:

          Bonus Basis       Bonus Payment      Share Price
          -----------       --------------     -----------
          $    55,000       $      82,500      $      1.50
          $    55,000       $     109,450      $      1.~g
          $    80,000       $     160,000      $      2.00
          $    80,000       $     239,200      $      2.99
          $   100,000       $     300,000      $      3.00
          $   100,000       $     399,000      $      3.99
          $   125,000       $     500,000      $      4.00

     The Bonus Basis is the cash amount per dollar of ordinary share price on the assumption that the share capital of ATM Ltd. is divided into ordinary shares of Ip each. In the event of the ordinary shares being consolidated or sub-divided an appropriate adjustment will be made to the bonus payments.

     7. In the event that the Company is acquired by or merges with another company you will be offered a position of equal status and conditions by ATM Ltd., its parent company or the new merged company.

     8.  Annual holiday entitlement of 25 days pro rata.

     9. Other than for termination for cause, your notice period from the Company will be 18 months from the termination date. You will be required to give the Company 6 months notice of your intention to leave. As a specific change to the normal terms of the Company's Share Options Scheme, your share options will continue to vest throughout the notice period

     10. Your normal place of work will be the Company's offices at Mount Pleasant House Cambridge. However, you are expected to visit the Company's office in Santa Clara, California on a regular basis and to travel as required to fulfill your duties.

     11. Other benefits remain I-n line with the Company's standard package

     Please indicate your acceptance of this offer by signing and returning one Copy of the contract to Pauline Diggins.

     This is an exciting period for ATM Ltd. and I am looking forward to working with you to ensure its success.

     Yours sincerely


     Hermann Hauser
     Chairman

         ADVANCED TELECOMMUNICATIONS MODULES LIMITED ("The Employer")

                 SUMMARY OF TERMS AND CONDITIONS OF EMPLOYMENT

           (Employees should refer to company handbook for details)

     Date:  16 September, 1997

     Statement of Terms of Employment pursuant to the Employment Protection (Consolidation) Act 1978. This statement, which supersedes all previous statement; sets out particulars of the terms and conditions under which you are employed.

1.   Name of "the Employee                                                  Charles Cotton

2.   Address:-.                                                             25 Wordsworth Grove
                                                                            Newham, Cambridge

3.   (a)  Date of Birth:                                                    23 March, 1947

     (b)  National Insurance Number:                                        YL 24 53 47 B

4.   (a)  Date Employment began:                                            16 September, 1997

     (b) Date of Continuous Employment (If different from above)

5.   Job Title:                                                             CEO

6.   Basic Hours of Work:                                                   9am - 5.30pm

7.   Salary Payment Day:                                                    Last Friday of month

8.   Holiday Entitlement;                                                   25 days pro rata

9.   Notice of Termination:                                                 From ATML 18 months
                                                                            To ATML 6 months

10.  Place of Employment:                                                   Mount Pleasant House, Cambridge

11.  Salary:                                                                (Pounds)135,OOOpa

     1.   CONTINUITY OF EMPLOYMENT

     Your period of continuous employment with the Employer began on the date specified on page 1. Employment with any previous employer does not count as part of your period of continuous employment.

     2.   JOB DESCRIPTION

     You are employed in the capacity specified on page 1 but it is expected that if necessary you may be required to undertake other work of which you are capable and/or for which you have trained or will receive training from the employer.

     3.   SALARY

     Your salary is paid by bank credit transfer at monthly intervals as specified on page 1, one month in arrears. Salaries will be reviewed annually.

     4.   TRAVEL/EXPENSES

     You may from time to time be expected to travel on behalf of the Company. All travel and subsistence expenses wholly and necessarily incurred by you on the Employer's business will be reimbursed on production of the relevant receipts and vouchers.

     5.   HOURS OF WORK

     Your basic hours of work are those specified on page 1.

     You will be required to work such hours as are necessary for the proper performance of your duties. Payment to salaried staff for overtime work will only be made in circumstances agreed in advance by the Employer.

     6.   ANNUAL HOLIDAYS

     The holiday year runs from 1 January to 31 December. Carry forward into the following year (unless specifically granted by the Employer in writing) is not permitted.

     You are entitled to holidays as specified on page 1.

     In addition you will be entitled to all statutory Bank Holidays unless required to work on that day in which case you will receive an extra day's holiday to be taken at a time to be agreed with the Employer or at the Employer's discretion pay in lieu.

     If employment commences or terminates during a specific holiday year, holiday entitlement for that year will be calculated on the period actually worked, pro rata on the basis of completed calendar months.

     If at the time of termination of employment you have exceeded your holiday entitlement, your final payment will be reduced accordingly

     In any event you must give at least four weeks notice of your intention to take a holiday, and the Employer, whilst making every effort to meet your wishes, reserves the right to refuse permission if your absence would result in inadequate staffing.

     7.   SICKNESS AND INJURY

     If you are late for work, or absent from whatever cause, a telephone call should be made by you or by someone on your behalf. Notification should be made as soon as possible to inform the Employer (Personnel) of the reason for absence and the probable length or time you will be absent.

     If you are absent from work due to sickness or injury which continues for more than seven days (including weekends) you must provide the Employer with a Medical certificate on the eighth day of sickness or injury. Thereafter Medical Certificates must be provided to the Employer on a weekly basis.

     8.   SICKNESS PAY

     The Employer will continue to pay you when you are absent through illness. You will continue to receive your full salary for the following maximum periods.


      Years Service                            Maximum total sick pay in one year
      Up to one year                           4 weeks

      Over one year/under three years          8 weeks

      Three years and over                     13 weeks

     These periods will be cumulative over the course of twelve months and any payments beyond these maximum periods will be at the discretion of the Employer. State sick pay will be deducted from any sum of sickness pay which you receive.

     9.   BENEFITS PACKAGE

     The Employer operates a benefits package for all eligible employees. Details of this package will be given to you when you become eligible.

     10.  CONFIDENTIALITY

     You may not disclose any information of a confidential nature relating to the Company or any of its associated companies or their business or trade secrets or in respect of which the

Company owes an obligation or confidence to any third party during your employment except in the proper course of your employment or within five years after the termination of your employment.

     11.  NOTICE OF TERMINATION

     Notice of termination will be in writing and will be as required under the provisions of the Employment Protection (Consolidation) Act 1978 or any amendment thereof unless specified otherwise on page 2.

     Should you wish to terminate your employment with the Employer, you will be required to give notice in writing as specified on page 2.

     12.  INVENTIONS

     Any invention, discovery, improvement or design in or relating to apparatus of a type made, assembled, sold, designed or in the process of development by the Employer or in or relating to the manufacture of such apparatus or otherwise suitable for the purposes of the business of the Employer which is made by you in the course of your employment with the Employer shall be promptly disclosed by you to your immediate superior.

     Copyright and similar rights in all work done in the course of your employment shall belong to the Employer.

     As between the Employer and you, the ownership of all inventions made by you in the course of your employment will be determined in accordance with
Section 3 of the Patents Act 1977.

     At the Employer's request you will during or after your employment with the Employer, do everything necessary at the Employer's expense to obtain letters patent, including any extension thereof, design, copyright and similar protection for the same in any part of the world, and to vest exclusively in the Employer all letters patent, including any extension thereof, design, copyright and any other protection relating thereto.

     13.  GRIEVANCE PROCEDURE

     If you have any grievance regarding your employment, you should approach your immediate superior orally or in writing. If the matter is not resolved then appeal can be made to the Board of Directors.

     14.  DISCIPLINARY PROCEDURE

     Matters of discipline will in the first instance be dealt with by your immediate superior with an appeal to the Board of Directors.